                                                                     EXHIBIT 4.9

                          LOAN AND SECURITY AGREEMENT

                                 by and between

                        CONGRESS FINANCIAL CORPORATION,

                                   as Lender

                                      and

                    MEDIQ/PRN LIFE SUPPORT SERVICES-I, INC.,

                                  as Borrower

                           Dated: September 30, 1994

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
SECTION 1.         DEFINITIONS.............................................................................     -1-
SECTION 2.         CREDIT FACILITIES.......................................................................     -8-
        2.1        Term Loan...............................................................................     -8-
SECTION 3.         INTEREST AND FEES.......................................................................    -11-
        3.1        Interest................................................................................    -11-
        3.2        Closing Fee.............................................................................    -12-
        3.3        Servicing Fee...........................................................................    -12-
        3.4        Success Fee.............................................................................    -12-
        3.5        Syndication Fee.........................................................................    -12-
        3.6        Changes in Laws and Increased Costs of Loans............................................    -13-
SECTION 4.         CONDITIONS PRECEDENT....................................................................    -13-
        4.1        Conditions Precedent to Term Loan.......................................................    -13-
SECTION 5.         GRANT OF SECURITY INTEREST..............................................................    -15-
SECTION 6.         COLLECTION AND ADMINISTRATION...........................................................    -16-
        6.1        Borrower's Loan Account.................................................................    -16-
        6.2        Statements..............................................................................    -16-
        6.3        Collection of Accounts..................................................................    -17-
        6.4        Payments................................................................................    -18-
        6.5        Use of Proceeds.........................................................................    -19-
SECTION 7.         COLLATERAL REPORTING AND COVENANTS......................................................    -19-
        7.1        Collateral Reporting....................................................................    -19-
        7.2        Inventory and Equipment Covenants.......................................................    -19-
        7.3        Power of Attorney.......................................................................    -19-
        7.4        Right to Cure...........................................................................    -20-
        7.5        Access to Premises......................................................................    -20-
SECTION 8.         REPRESENTATIONS AND WARRANTIES..........................................................    -21-
        8.1        Corporate Existence, Power and Authority; Subsidiaries..................................    -21-
        8.2        Financial Statements; No Material Adverse Change........................................    -21-
        8.3        Chief Executive Office; Collateral Locations............................................    -21-
        8.4        Priority of Liens; Title to Properties..................................................    -21-
        8.5        Tax Returns.............................................................................    -21-
        8.6        Litigation..............................................................................    -22-
        8.7        Compliance with Other Agreements and Applicable Laws....................................    -22-
        8.8        Accuracy and Completeness of Information................................................    -22-
        8.9        Acquisition of Purchased Assets.........................................................    -22-
        8.10       Capitalization..........................................................................    -23-
        8.11       Survival of Warranties; Cumulative......................................................    -23-
SECTION 9.         AFFIRMATIVE AND NEGATIVE COVENANTS......................................................    -24-
        9.1        Maintenance of Existence................................................................    -24-
        9.2        New Locations...........................................................................    -24-
        9.3        Compliance with Laws, Regulations, Etc..................................................    -24-
        9.4        Payment of Taxes and Claims.............................................................    -24-
        9.5        Insurance...............................................................................    -24-
        9.6        Financial Statements and Other Information..............................................    -25-
        9.7        Sale of Assets, Consolidation, Merger, Dissolution, Etc.................................    -26-
        9.8        Encumbrances............................................................................    -27-
        9.9        Indebtedness............................................................................    -27-
        9.10       Loans, Investments, Guarantees, Etc.....................................................    -28-
        9.11       Dividends and Redemptions...............................................................    -28-
        9.12       Transactions with Affiliates............................................................    -29-
        9.13       Consolidated Tangible Net Worth.........................................................    -29-

        9.14       Interest Coverage Ratio.................................................................    -29-
        9.15       Cash Flow Coverage Ratio................................................................    -29-
        9.16       Capital Expenditures....................................................................    -30-
        9.17       Utilization Rate........................................................................    -30-
        9.18       Costs and Expenses......................................................................    -30-
        9.19       Further Assurances......................................................................    -30-
SECTION 10.        EVENTS OF DEFAULT AND REMEDIES..........................................................    -31-
        10.1       Events of Default.......................................................................    -31-
        10.2       Remedies................................................................................    -33-
SECTION 11.        JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW............................    -34-
        11.1       Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver...................    -34-
        11.2       Waiver of Notices.......................................................................    -35-
        11.3       Amendments and Waivers..................................................................    -35-
        11.4       Waiver of Counterclaims.................................................................    -36-
        11.5       Indemnification.........................................................................    -36-
SECTION 12.        TERM OF AGREEMENT; MISCELLANEOUS........................................................    -36-
        12.1       Term....................................................................................    -36-
        12.2       Notices.................................................................................    -36-
        12.3       Partial Invalidity......................................................................    -37-
        12.4       Successors..............................................................................    -37-
        12.5       Participant's Security Interest.........................................................    -37-
        12.6       Entire Agreement........................................................................    -37-

                                    INDEX TO
                             EXHIBITS AND SCHEDULES

Exhibit A        Information Certificate

Schedule 9.8     Capitalized Leases

                          LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement dated September 30, 1994 is entered into by and between Congress Financial Corporation, a California corporation ('Lender') and MEDIQ/PRN Life Support Services-I, Inc., a Delaware corporation ('Borrower').

                              W I T N E S S E T H:

     WHEREAS, Borrower has requested that Lender enter into certain financing arrangements with Borrower pursuant to which Lender may make loans and provide other financial accommodations to Borrower; and

     WHEREAS, Lender is willing to make such loans and provide such financial accommodations on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

     All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Borrower and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words 'hereof', 'herein', 'hereunder', 'this Agreement' and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

     1.1 'Accounts' shall mean all present and future rights of Borrower to payment for goods leased, rented or sold or for services rendered, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance, and shall include, without limitation, all present and future rights to payment of Borrower from Old PRN pursuant to the Revenue Agreement or otherwise, accounts, rentals, rent receivables and other obligations and receivables for goods leased, rented or sold by Borrower to other Persons.

     1.2 'Actual Revenues' shall mean fifty-five (55%) percent of the gross amount of the actual revenues billed by Old PRN to its customers for Rented Medical Inventory owned by Borrower in any calendar month.

     1.3 'Actual Revenues Payment' shall mean the Actual Revenues for any calendar month minus the Estimated Revenues for such calendar month previously remitted by Old PRN to Lender for the account of Borrower as provided in Section
6.3 hereof.

     1.4 'Adjusted Eurodollar Rate' shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) determined by dividing (1) the Eurodollar Rate for such Interest Period by (2) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, 'Reserve Percentage' shall mean the reserve percentage, expressed as a decimal, required by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of the Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     1.5 'Adjusted Interest Expense' shall mean as to any Person an amount equal to the consolidated interest expense of such Person and its subsidiaries for the applicable period, as reflected in financial statements prepared in accordance with GAAP, less the aggregate amount of charges to such consolidated interest expense for such period arising from amortization of costs relating to the issuance of common stock or common stock equivalents, deferred charges relating to the acquisition of the Purchased Assets and/or the acquisition of term debt acquired at a discount.

     1.6 'Blocked Accounts' shall have the meaning set forth in Section 6.3 hereof.

     1.7 'Business Day' or 'business day' shall mean (a) for the Prime Rate Loans, any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York or the Commonwealth of Pennsylvania, and a day on which the Reference Bank and Lender are open for the transaction of business, and (b) for all Eurodollar Rate Loans, any such day as described in (a) above in this definition of Business Day, excluding any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

     1.8 'Capital Expenditures' shall mean, collectively, the amount paid or payable for the applicable period by any Person for the purchase of movable medical equipment and accessories thereto after the date hereof by such Person for lease or rental to other Persons, including, without limitation, to Old PRN.

     1.9 'Cash Flow Coverage Ratio' shall mean, as to any Person, at any applicable time, the ratio of (A) the EBITDA of such Person for the applicable period to (B) the amount equal to the difference between (i) the aggregate amount during such period of the Adjusted Interest Expense of such Person, principal payments on term debt owed and made by such Person and its subsidiaries exclusive of mandatory prepayments thereof pursuant to Section 2.1(b)(i) and (ii) of this Agreement, cash payments for Capital Expenditures made by such Person and its subsidiaries and income taxes paid by such Person and its subsidiaries, and, only as to Borrower, cash dividends paid by Borrower to Holdings which are permitted under Section 9.11(A) of this Agreement, and
(ii) the aggregate amount of proceeds of any term loans and capitalized equipment leases received by such Person and its subsidiaries.

     1.10 'Collateral' shall have the meaning set forth in Section 5 hereof.

     1.11 'Consolidated Tangible Net Worth' shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries (excluding the book value of patents, trademarks, licenses and, to the extent not related to the acquisition of the Purchased Assets, goodwill and other intangible assets), calculating the book value of inventory and other goods held for sale for this purpose on a lower of cost or market basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender.

     1.12 'Cumulative Excess Cash Flow' shall have the meaning ascribed thereto in Section 2.1(c) of this Agreement.

     1.13 'EBITDA' shall mean as to any Person an amount equal to the consolidated net income of such Person and its subsidiaries for the applicable period, as reflected in financial statements prepared in accordance with GAAP,
(A) plus, depreciation, amortization, interest, income taxes, deductions from consolidated net income as a result of changes in GAAP, deducted for the applicable period in determining such consolidated net income, and non-cash extraordinary losses not incurred in the ordinary course of business and (B) minus any amounts added to such consolidated net income as a result of changes in GAAP and extraordinary gains not incurred in the ordinary course of business.

     1.14 'Equipment' shall mean all of Borrower's now owned and hereafter acquired equipment, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located, but which shall not include Inventory.

     1.15 'Estimated Revenues' shall mean a payment equal to fifty-five (55%) percent of the product of (A) the gross amount of the total rentals billed by Old PRN to its customers for Rented Medical Inventory owned by Old PRN and Borrower during the applicable period, multiplied by (B) a fraction of which (i) the numerator shall be the number of units of Rented Medical Inventory owned by Borrower on the Estimated Revenues Calculation Date and (ii) the denominator of which shall be the total number of units of Rented Medical Inventory owned by Old PRN and Borrower on the Estimated Revenues Calculation Date. The 'Estimated Revenues Calculation Date' shall mean the date of October 1, 1994 or, after September 30, 1994 and receipt by Lender of a certificate from the President or Chief Financial Officer of Old PRN and Borrower as to the reasonable basis of an increase or decrease in the above fraction as of such date or any annual anniversary date thereof, October 1 of any subsequent calendar year thereafter.

     1.16 'Eurodollar Rate' shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by Borrower and approved by Lender) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     1.17 'Eurodollar Rate Loans' shall mean the Term Loan or the outstanding amount thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

     1.18 'Financing Agreements' shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor or Old PRN in connection with this Agreement, including, without limitation, the guarantee of Old PRN by Borrower in favor of Lender, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.19 'GAAP' shall mean generally accepted accounting principles as in effect on the date hereof consistently applied.

     1.20 'Holdings' shall mean PRN Holdings, Inc., a Delaware corporation, and its successors.

     1.21 'Holdings Note' shall mean, individually and collectively, the three
(3) Promissory Notes, each dated of even date herewith, by Holdings in favor of KCI in the respective original principal amounts of $5,000,000, $3,000,000 and $2,000,000.

     1.22 'Information Certificate' shall mean the Information Certificate of Borrower constituting Exhibit A hereto containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

     1.23 'Interest Coverage Ratio' shall mean as to any Person, at any applicable time, the ratio of its EBITDA for the applicable period to its Adjusted Interest Expense for such period.

     1.24 'Interest Period' shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, Borrower may not elect an Interest Period which will begin after the first day of any calendar month or which will end before the last day of any calendar month or which will end after the date on which all remaining principal is payable under the Term Note.

     1.25 'Interest Rate' shall mean, as to Prime Rate Loans, a rate of two (2%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of four and one-quarter (4 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by Borrower as in effect three (3) Business Days after the date of receipt by Lender of the request of Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, the Interest Rate shall mean the rate of four (4%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of six and one-quarter (6 1/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, for the period on and after the date of the occurrence of any Event of Default and for so long as such Event of Default or other event is continuing as determined by Lender and until such time as all Obligations are indefeasibly paid in full (notwithstanding entry of any judgment against Borrower).

     1.26 'Inventory' shall mean all of Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located, including, without limitation, all goods leased or rented or held for lease or rental by Borrower to Old PRN or any other Person.

     1.27 'KCI' shall mean KCI Therapeutic Services, Inc., a Delaware corporation, and its successors and assigns.

     1.28 'KCI Trigger Event' shall mean the occurrence and continuance of a 'Trigger Event' under, and as said quoted term is defined in, that certain Subordination and Standstill Agreement among Holdings, KCI and Lender.

     1.29 'Kinetic Concepts' shall mean Kinetic Concepts, Inc., a Texas corporation and its successors and assigns.

     1.30 'Mass Mutual' shall mean, individually and collectively, Massachusetts Mutual Life Insurance Company ('Insurance'), MassMutual Participation Investors ('Participation') and MassMutual Corporate Investors ('Investors'), and their respective successors and assigns.

     1.31 'Mass Mutual Note' shall mean, individually and collectively, the Senior Subordinated Notes due October 1, 2004, dated of even date herewith, by Holdings in favor of Mass Mutual in the aggregate original principal amount of $10,000,000.

     1.32 'Mass Mutual Trigger Event' shall mean the occurrence and continuance of a 'Trigger Event' under, and as said quoted term is defined in, (a) the Subordination and Standstill Agreement dated of even date herewith executed by and among Holdings, Lender and Insurance, (b) the Subordination and Standstill Agreement dated of even date herewith executed by and among Holdings, Lender and Investors, or (c) the Subordination and Standstill Agreement dated of even date herewith executed by and among Holdings, Lender and Participation.

     1.33 'New PRN Note' shall mean the Promissory Note, dated of even date herewith, by Borrower in favor of KCI in the original principal amount of $2,956,957.

     1.34 'Obligations' shall mean the Term Loan and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

     1.35 'Obligor' shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

     1.36 'Old PRN' shall mean MEDIQ/PRN Life Support Services, Inc., a Delaware corporation, and its successors.

     1.37 'Old PRN Agreements' shall mean, collectively, the Accounts Financing Agreement [Security Agreement], dated May 29, 1992, between Lender and Old PRN, as from time to time amended and supplemented, including, without limitation, as amended by the letter agreement between Lender and Old PRN, dated of even date herewith, the Amended and Restated Covenant Supplement to Accounts Financing Agreement between Lender and Old PRN, dated of even date herewith, and any and all other supplements thereto, and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered in connection therewith or related thereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.38 'Old PRN Note' shall mean the Promissory Note, dated of even date herewith, by Old PRN in favor of KCI in an original principal amount not to exceed $5,880,000.

     1.39 'Parent' shall mean MEDIQ Incorporated, a Delaware corporation, and its successors.

     1.40 'Participant' shall mean any person which at any time participates with Lender in respect of the Term Loan or other Obligations or any portion thereof.

     1.41 'Person' or 'person' shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

     1.42 'Prime Rate' shall mean the rate from time to time publicly announced by Philadelphia National Bank, incorporated as CoreStates Bank, N.A., or its successors, at its office in Philadelphia, Pennsylvania, as its prime rate, whether or not such announced rate is the best rate available at such bank.

     1.43 'Prime Rate Loans' shall mean the Term Loan or the outstanding amount thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

     1.44 'Purchase Agreements' shall mean, individually and collectively, the Asset Purchase Agreement, dated August 23, 1994, among Sellers, Parent, Holdings and Borrower, together with all bills of sale, quitclaim deeds, assignment and assumption agreements and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; provided, that, the term 'Purchase Agreements' as used herein shall not include any of the 'Financing Agreements' as such term is defined herein.

     1.45 'Purchased Assets' shall mean all of the assets and properties acquired by Borrower from Sellers pursuant to the Purchase Agreements.

     1.46 'Quarterly Utilization Percentage' shall mean as to any Person, at the end of its applicable fiscal quarter, the arithmetic average for such fiscal quarter of all of the Daily Utilization Rates of such Person in such fiscal quarter. The 'Daily Utilization Rate' shall mean as to any Person the percentage which (A) the total number of units of Rented Medical Inventory owned by such Person at the end of each day for at least twenty (20) days during each month, bears to (B) the total number of units of movable medical equipment owned by such Person and available for lease or rental at the end of each such day in each such month. For purposes of such calculations, (A) movable medical equipment owned by Borrower and leased or rented by Borrower to Old PRN pursuant to the Revenue Agreement or otherwise and which is not, in turn, leased or rented by Old PRN to any other Person shall not be deemed to be Rented Medical Inventory, and (B) movable medical equipment owned by Old PRN which is leased or rented by Old PRN to Borrower shall not be deemed to be Rented Medical Inventory.

     1.47 'Records' shall mean all of Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

     1.48 'Reference Bank' shall mean Philadelphia National Bank, incorporated as CoreStates Bank, N.A., or such other bank as Lender may from time to time designate.

     1.49 'Rented Medical Inventory' shall mean as to any Person, at any time, the goods of such Person consisting of movable medical equipment currently leased or rented by or for the benefit of each such Person to any other Person except that, with respect to Borrower, such term shall not include any such movable medical equipment leased or rented by Borrower to Old PRN and which, in turn, is not currently leased or rented by Old PRN to any other Person.

     1.50 'Revenue Agreement' shall mean the Revenue Sharing Agreement, dated of even date herewith, between Borrower and Old PRN, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

     1.51 'Seller Notes' shall mean, individually and collectively, the New PRN Note, the Old PRN Note and the Holdings Note.

     1.52 'Sellers' shall mean, individual and collectively, Kinetic Concepts, Inc., a Texas corporation, and KCI.

     1.53 'Term Loan' shall mean the term loan made by Lender to Borrower as provided for in Section 2.1 hereof.

     1.54 'Term Promissory Note' shall have the meaning ascribed thereto in
Section 2.1(a)(i) hereof.

SECTION 2. CREDIT FACILITIES

     2.1 Term Loan.

          (a) Lender is making a term loan to Borrower in the original principal amount of $43,000,000 (the 'Term Loan'). The Term Loan is (i) evidenced by a Term Promissory Note in such original principal amount duly executed and delivered by Borrower to Lender concurrently herewith (the 'Term Promissory Note'); (ii) to be repaid, together with interest and other amounts, in accordance with this Agreement, the Term Promissory Note, and the other Financing Agreements and (iii) secured by all of the Collateral. Borrower shall have no right to reborrow any amount repaid with respect to the Term Loan.

          (b) In addition to the principal installments and other amounts required to be paid by Borrower pursuant to the Term Note and this Agreement, beginning with and continuing after the end of the second full fiscal quarter of Borrower following the date hereof, Borrower shall pay to Lender mandatory prepayments of the principal amount of the Term Loan as follows: (i) not later than the thirtieth day following the end of each of Borrower's first three (3) fiscal quarters (except that no such mandatory prepayment shall be due for Borrower's fiscal quarter ending on December 31, 1994), in each of Borrower's fiscal years, an amount equal to thirty (30%) percent of Borrower's Cumulative Excess Cash Flow for the immediately preceding fiscal quarter of

     Borrower, (ii) not later than one hundred (100) days after the end of each fiscal year of Borrower, an amount equal to fifty (50%) percent of Borrower's Cumulative Excess Cash Flow for such fiscal year, less the aggregate amount of mandatory prepayments for the prior fiscal quarters of such fiscal year paid to Lender as provided in clause (i) above, and (iii) after payment to Lender of the success fee as provided in Section 3.4 below and any unpaid portion of the closing fee as provided in Section 3.2 below, concurrently with the consummation by Holdings or any subsidiary of Holdings of an initial public offering of debt or equity, an amount equal to one hundred (100%) percent of the balance of the net proceeds received by Holdings or any such subsidiary of Holdings from consummation of such initial public offering less the amount of any mandatory prepayments required to be paid and paid to KCI on account of the Holdings Note, the New PRN Note and the Old PRN Note from the balance of the net proceeds of such initial public offering as permitted under Section 9.9(d) hereof.

          (c) For the purposes hereof, 'Cumulative Excess Cash Flow' shall mean an amount equal to the consolidated net income of Borrower and its subsidiaries for the applicable period, as reflected in financial statements prepared in accordance with GAAP, plus (i)(A) proceeds of any term loans received by Borrower or its subsidiaries during such period (B) proceeds from capitalized equipment leases received by Borrower or its subsidiaries during such period, (C) depreciation and amortization deducted for the applicable period in determining such net income, (D) interest expense arising from the amortization of deferred charges, the issuance of common stock or common stock equivalents or the acquisition of term debt at a discount deducted for in such period in determining net income, and (E) deferred income taxes not paid during such period and deducted in such period in determining net income, minus, (ii)(A) payments by Borrower for Capital Expenditures during such period, (B) payments of principal with respect to term debt and any capitalized leases paid by Borrower or its subsidiaries during such period, (C) cash dividends paid by Borrower to Holdings which are permitted by Section 9.11(A) of this Agreement, and (D) only for the Borrower's fiscal year ending September 30, 1995, accrued expenses relating to the acquisition of the Purchased Assets paid by Borrower during such period, and (iii) plus (in the case of an increase in accounts payable) or minus (in the case of a decrease in accounts payable), as the case may be, any increase or decrease in the aggregate outstanding amount of Borrower's accounts payable between the beginning and the end of the applicable period.

          (d)(i) Borrower may, prior to the earlier of an Event of Default and acceleration of the Term Loan or the fourth annual anniversary date of this Agreement, prepay the outstanding balance of the Term Loan, in part, provided that any such partial prepayment must not be less than $500,000, in each instance, and must be in multiples of $500,000, provided, that, concurrently with each such prepayment, Borrower pays to Lender (A) all interest accrued on the Term Loan as of the date of such prepayment and (B) a prepayment fee in an amount equal to the amount of such prepayment times the applicable percentage for each of the periods set forth below, determined, in each instance, as of the date Lender receives such prepayment ('Partial Voluntary Prepayment Fee'):

 PERCENTAGE                        PERIOD
- - -------------  -----------------------------------------------
1/2 of 1%      October 1, 1994 to September 30, 1995
3/4 of 1%      October 1, 1995 to September 30, 1996
1%             October 1, 1996 to September 30, 1997
1 1/2%         October 1, 1997 to September 29, 1998

     (ii) Borrower may, prior to the earlier of an Event of Default and acceleration of the Term Loan or the fourth annual anniversary date of this Agreement, prepay the outstanding balance of the Term Loan, in whole, provided, that, concurrently with such prepayment, Borrower pays to Lender (A) all interest accrued on the Term Loan as of the date of such prepayment, (B) all other Obligations owed to Lender, and (C) a prepayment fee in an amount equal to
(1) the applicable amount set forth below for each of the periods set forth below, determined, in each instance, as of the date Lender receives such prepayment, less (2) the amount of any Partial Voluntary Prepayment Fees, if any, received by Lender in accordance with Section 2.1(d)(i) above:

  AMOUNT OF FEE                         PERIOD
- - ------------------  -----------------------------------------------
     $215,000       October 1, 1994 to September 30, 1995
      322,500       October 1, 1995 to September 30, 1996
      430,000       October 1, 1996 to September 30, 1997
      645,000       October 1, 1997 to September 29, 1998

     (iii) On or after September 30, 1998, Borrower may prepay the Term Loan in whole, but not in part, without payment of any prepayment fee, provided, that, all interest accrued on the Term Loan and all other Obligations shall have been paid in full to Lender concurrently therewith.

     (e) If, prior to the fourth annual anniversary date hereof, an Event of Default occurs and Lender accelerates the Term Loan, Borrower shall pay to Lender, in addition to the principal balance of the Term Loan, all interest thereon and all other Obligations owed to Lender, a fee, which fee shall be fully earned as of the date said Event of Default occurs and Lender accelerates the Term Loan ('Fee Determination Date'), in an amount equal to
(i) the applicable amount set forth below, for each of the periods set forth below, determined as of the date in which such Fee Determination Date occurs, less (ii) the aggregate amount of all Partial Voluntary Prepayment Fees, if any, received by Lender prior to the Fee Determination Date:

  AMOUNT OF FEE                         PERIOD
- - ------------------  -----------------------------------------------
     $215,000       October 1, 1994 to September 30, 1995
      322,500       October 1, 1995 to September 30, 1996
      430,000       October 1, 1996 to September 30, 1997
      645,000       October 1, 1997 to September 29, 1998

     (f) Notwithstanding the prepayment fee provision of Section 2.1(d)(i) above, Borrower shall not be obligated to pay a prepayment fee for any mandatory prepayment made at any time pursuant to Section 2.1(b)(i), (ii) or (iii) hereof.

     (g) The prepayment fee payable under either Subsections (d) or (e) hereof has been mutually agreed upon by Borrower and Lender as a reasonable calculation of Lender's lost profits as a result of such prepayment and the impracticability and extreme difficulty of calculating actual damages with respect thereto. Such prepayment fee shall be presumed to be the amount of damages sustained by Lender as a result of such prepayment and Borrower agrees that it is reasonable under the circumstances currently existing.

SECTION 3. INTEREST AND FEES

     3.1 Interest.

     (a) Borrower shall pay to Lender interest on the outstanding principal amount of the Obligations at the Interest Rate. All interest accruing under the Term Note and on the other Obligations on and after the date of any Event of Default shall be payable on demand.

     (b) Borrower may from time to time request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Lender of such a request from Borrower, such Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default, or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) Borrower shall have complied with such customary procedures as are established by Lender and specified by Lender to Borrower from time to time for requests by Borrower for Eurodollar Rate Loans, (iii) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than the entire outstanding balance of the Term Loan which it is anticipated will be outstanding as of the last day of the applicable Interest

Period, as determined by Lender, and the elected Interest Period must begin on the first day of a calendar month and end on the last day of a calendar month,
(iv) the maximum amount of the Eurodollar Rate Loans at any time requested by Borrower shall not exceed the amount equal to the principal amount of the Term Loan which it is anticipated will be outstanding as of the last day of the applicable Interest Period, as determined by Lender and (v) Lender shall have determined that the Interest Period and Adjusted Eurodollar Rate is available to Lender through the Reference Bank and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Lender and Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Lender and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

     (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Lender has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Lender's option, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) an Event of Default or event which with the notice or passage of time or both would constitute an Event of Default, shall exist, or (ii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to Eurodollar Rate Loans or existing Eurodollar Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the then outstanding principal amount of the Term Loan. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

     (d) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

     3.2 Closing Fee. Borrower shall pay to Lender as a closing fee an amount equal to one and one-quarter (1 1/4%) percent of the original principal amount of the Term Loan less any amounts previously paid by Borrower to Lender as a commitment fee with respect thereto, which closing fee shall be fully earned as of the date hereof, $75,000 of which is payable on the date hereof and the balance of which is payable on the earlier of the first anniversary date of this Agreement or the consummation of an initial public offering of debt or equity of Holdings or any subsidiary of Holdings.

     3.3 Servicing Fee. Borrower shall pay to Lender quarterly a servicing fee in an amount equal to $2,500 in respect of Lender's services for each calendar quarter (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each calendar quarter hereafter.

     3.4 Success Fee. If Holdings or any subsidiary of Holdings consummates an initial public offering of debt or equity, Borrower, Holdings and Parent shall be jointly and severally obligated to pay to Lender a success fee in an amount equal to one-half of one (1/2 of 1%) percent of the gross proceeds of such initial public offering, payable simultaneously with the consummation of such initial public offering, which fee is fully earned as of the date of such initial public offering.

     3.5 Syndication Fee. Borrower, Holdings and Parent shall be jointly and severally obligated to pay to Lender a syndication fee in an amount equal to one-quarter of one (1/4 of 1%) percent of the original principal amount of the Term Loan, payable simultaneously with the execution of this Agreement, $50,000 of which was earned on August 22, 1994 and the remaining balance of which is fully earned as of the date hereof.

     3.6 Changes in Laws and Increased Costs of Loans.

     (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Lender to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for Lender, Reference Bank or any participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, by an amount deemed by Lender to be material, or (B) shall result in the increase in the costs to Lender, Reference Bank or any Participant of making or maintaining any Eurodollar Rate Loans or (C) reduce the amounts received or receivable by Lender in respect thereof, by an amount deemed by Lender to be material or (ii) the cost to Lender, Reference Bank or any participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Lender to be material. Borrower shall pay to Lender, upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Lender setting forth the basis for the determination of such amount necessary to compensate Lender as aforesaid shall be delivered to Borrower and shall be conclusive, absent manifest error.

     (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments made with the proceeds of Collateral, Borrower shall pay to Lender upon demand by Lender (or Lender may, at its option, charge any loan account of Borrower) any amounts required to compensate Lender, the Reference Bank or any participant with Lender for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

SECTION 4. CONDITIONS PRECEDENT

     4.1 Conditions Precedent to Term Loan. Each of the following is a condition precedent to Lender making the Term Loan hereunder:

          (a) Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination and release of any interest in and to the Acquired Assets of any lender to or other creditor of the Sellers, duly authorized, executed and delivered by it or each of them, including, but not limited to, UCC termination or release statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party, and Sellers, as debtor or debtors, with respect to the Acquired Assets;

          (b) Lender shall have received evidence that the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Purchase Agreements have been consummated prior to or contemporaneously with the execution of this Agreement, all in form and substance satisfactory to Lender;

          (c) Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender has valid perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

          (d) Lender shall have received evidence that the Revenue Agreement has been duly executed by Borrower and Old PRN and is in full force and effect, all in form and substance satisfactory to Lender;

          (e) all requisite corporate actions and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities;

          (f) no material adverse change shall have occurred in the assets, business or prospects of Borrower or Old PRN since the date of Lender's latest field examination and no change or event shall have occurred which would materially impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

          (g) Lender shall have received, in form and substance satisfactory to Lender, a pro-forma balance sheet of consolidated and consolidating balance sheets of each of Borrower, Old PRN and Holdings and a consolidated balance sheet of Parent reflecting the initial transactions contemplated hereunder, including, but not limited to, (i) the consummation of the acquisition of the Purchased Assets by Borrower from Sellers and the other transactions contemplated by the Purchase Agreements and (ii) the Loans provided by Lender to Borrower on the date hereof and the use of the proceeds of the Loans as provided herein, accompanied by a certificate, dated of even date herewith, of the chief financial officer of, respectively, Borrower, Old PRN, Holdings and Parent stating that such pro-forma consolidated balance sheet and, for Borrower, Old PRN and Holdings, consolidating balance sheet represents the reasonable, good faith opinion of such officer as to the subject matter thereof as of the date of such certificate;

          (h) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, acknowledgements by lessors, mortgagees and warehousemen of Lender's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral;

          (i) Lender shall have received evidence of insurance and lender's loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee;

          (j) Lender shall have received, in form and substance satisfactory to Lender, the opinion letter of counsel(s) to Borrower with respect to the Purchase Agreements, the Revenue Agreement, the Financing Agreements and the security interests and liens of Lender with respect to the Collateral and such other matters as Lender may request;

          (k) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender;

          (l) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects;

          (m) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing; and

          (n) Lender shall have received evidence of compliance, in form and substance satisfactory to Lender, of all other terms and conditions to the making of loans and providing of other credit accommodations by Lender as set forth in the letter, dated August 22, 1994, from Lender to Old PRN, Borrower, Holdings and Parent and accepted by Old PRN, Borrower, Holdings and Parent on August 23, 1994, including, without limitation, all of the terms and conditions set forth in paragraph 12 of such letter.

SECTION 5. GRANT OF SECURITY INTEREST

     To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the 'Collateral'):

     5.1 Accounts.

     5.2 all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;

     5.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of Borrower now or hereafter held or received by or in transit to Lender or its affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     5.4 Inventory;

     5.5 Equipment;

     5.6 Records; and

     5.7 all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

SECTION 6. COLLECTION AND ADMINISTRATION

     6.1 Borrower's Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) the Term Loan and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

     6.2 Statements. Lender shall render to Borrower each month a statement setting forth the balance in the Borrower's loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower's loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

     6.3 Collection of Accounts.

     (a) Old PRN shall be irrevocably directed by Borrower and shall agree to directly remit to Lender (which may be by a debit to Old PRN's loan account with Lender and a credit by Lender for Borrower's account as provided below) (i) the Estimated Revenues for the initial fifteen (15) days of each calendar month (or at more frequent periods during each calendar month if Lender so requests) not later than three (3) business days after the end of such period, and (ii) the Actual Revenues Payment for each calendar month, together with a certificate of the President or Chief Financial Officer of Old PRN as to the calculation thereof, not later than ten (10) business days after the end of such calendar month. The Estimated Revenues remitted to Lender for each calendar month shall be credited by Lender to a blocked account for Borrower maintained by Lender (the 'Provisional Account') and upon remittance to Lender of the Actual Revenues Payment for such calendar month, the outstanding balance of the Provisional Account for such calendar month shall be debited and then, together with such Actual Revenues Payment, credited to an availability account for Borrower maintained by Lender (the 'Availability Account'). Lender shall have the right to charge and set off against the Provisional Account and the Availability Account for any of the Obligations which are then due and payable. Both the Provisional Account and the Availability Account shall constitute additional collateral for the Obligations and, at any time, an Event of Default has occurred and is continuing, Lender may charge and set off against the Provisional Account and the Availability Account for any of the Obligations, whether or not then due and payable. Unless an Event of Default has occurred and is continuing, Lender will remit the outstanding balance of the Availability Account or any portion thereof to Borrower at the request of Borrower and debit the Availability Account for such advance. The outstanding balance from time to time of the Provisional Account will be credited by Lender with interest at the current Interest Rate (as defined in the Old PRN Agreements and not hereunder) and, although the Provisional Account is the property of Borrower, Borrower agrees (since the Estimated Revenues payment represents a payment in advance not otherwise due pursuant to the Revenue Agreement) that all such accrued interest shall be credited by Lender to the interest payable by Old PRN to Lender pursuant to the Old PRN Agreements. The outstanding balance from time to time of the Availability Account will be credited by Lender with interest at the current Interest Rate (as defined in this Agreement) and all such accrued interest shall be credited to the interest payable by Borrower with respect to the Term Loan.

     (b) If the Revenue Agreement has been terminated and is not renewed or extended, on terms and conditions satisfactory to Lender, and with respect to Collateral not subject to Section 6(a) above, Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, 'Blocked Accounts'), as Lender may specify, at the request of Lender, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct its account debtors to directly remit all payments on Accounts and all payments constituting proceeds other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ('Payment Account'). For purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations one (1) business day following the date of receipt of immediately available funds by Lender in the Payment Account.

     (c) Borrower agrees that all payments made to Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory or other Collateral or otherwise (except as specifically provided in clause (a) above) shall be the property of Lender. Borrower and all of its affiliates, subsidiaries, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower's own funds. Borrower agrees to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

     6.4 Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and does hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This
Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     6.5 Use of Proceeds. Borrower shall use all of the proceeds of the Term Loan provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof and (b) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements and (c) expenses relating to the consummation of the acquisition of the Purchased Assets. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a 'purpose credit' within the meaning of Regulation G of the Board of Governors of the Federal Reserve System, as amended.

SECTION 7. COLLATERAL REPORTING AND COVENANTS

     7.1 Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) upon Lender's request, copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; and (b) such other reports as to the Collateral as Lender shall reasonably request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

     7.2 Inventory and Equipment Covenants. With respect to the Inventory and
Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory and/or Equipment in form, scope and methodology reasonably acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Inventory and Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Inventory and Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws, regulations and manufacturers' specifications; (d) the Inventory and Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) at Lender's request, but not more frequently than once each month, Borrower shall furnish to Lender a written report of the locations of all Inventory and Equipment and, if Leased Medical Equipment, the name and address of the lessee thereof; (f) the Inventory and Equipment is now and shall remain personal property and Borrower shall not permit any of the Inventory or Equipment to be or become a part of or affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Inventory and Equipment.

     7.3 Power of Attorney. Borrower hereby irrevocably designates and appoints Lender (and all persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment of Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Account, (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an account debtor,
(vii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (viii) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which Borrower's mail is deposited,
(iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations,
(iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Collateral, (v) sign Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in Borrower's name and file any UCC financing statements with respect to the Collateral or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

     7.4 Right to Cure. Lender may, at its option, upon two (2) business days notice to Borrower if no Event of Default then exists or, if an Event of Default then exists without notice, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower's account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

     7.5 Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower, (a) Lender or its designee shall have complete access to all of Borrower's premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower's books and records, including, without limitation, the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the realization of Collateral.

SECTION 8. REPRESENTATIONS AND WARRANTIES

     Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans by Lender to
Borrower:

     8.1 Corporate Existence, Power and Authority; Subsidiaries. Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on Borrower's financial condition, results of operation or business or the rights of Lender in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within Borrower's corporate powers, have been duly authorized and are not in contravention of law or the terms of Borrower's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any subsidiaries except as set forth on the Information Certificate.

     8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Lender prior to the date of this Agreement.

     8.3 Chief Executive Office; Collateral Locations. The chief executive office of Borrower and Borrower's Records concerning Accounts are located only at the address set forth below and it has no other place of business.

     8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to purchase money liens permitted under Section 9.8(e) hereof. Borrower has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender or permitted under Section 9.8 hereof.

     8.5 Tax Returns. Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

     8.6 Litigation. Except as set forth on the Information Certificate, there is no present investigation by any governmental agency pending, or to the best of Borrower's knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower's knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

     8.7 Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

     8.8 Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including, without limitation, all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to Lender in writing.

     8.9 Acquisition of Purchased Assets.

     (a) The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lender and consented to in writing by Lender) of all conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by Sellers (or any of their affiliates or subsidiaries) thereunder, Borrower acquired and has good and marketable title to the Purchased Assets, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.

     (b) All actions and proceedings, required by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

     (c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

     (d) Borrower has delivered, or caused to be delivered, to Lender, true, correct and complete copies of the Purchase Agreements.

8.10 CAPITALIZATION.

     (a) All of the issued and outstanding shares of capital stock of Borrower are directly and beneficially owned and held by Holdings, all of the issued and outstanding shares of capital stock of Holdings are directly and beneficially owned and held by Parent and all of such shares have been duly authorized and are fully paid and non-assessable, and all of such shares are free and clear of all claims, liens, pledges and encumbrances of any kind, except for the pledge thereof in favor of Lender.

     (b) Borrower is solvent and will continue to be solvent after the creation of the Obligations and the security interests of Lender contemplated hereunder, is able to pay its debts as they mature and has (and has reason to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business and all businesses in which it is about to engage. The Purchased Assets acquired by Borrower have a purchase price greater than the Indebtedness of Borrower on the date hereof, including subordinated and contingent liabilities computed at the amount which, to the best of Borrower's knowledge, represents an amount which can reasonably be expected to become an actual or matured liability.

     (c) Holdings has, on or before the date hereof, made a cash equity capital contribution to Borrower in an amount not less than $21,000,000 as consideration for shares of capital stock of Borrower consisting of common stock. The proceeds of such cash equity capital contributions have been applied, contemporaneously herewith, to the cash portion of the purchase price for the Purchased Assets.

     8.11 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS

     9.1 Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of Borrower as soon as it is available.

     9.2 New Locations. Borrower may not open any new location or place of business without the prior written consent of Lender.

     9.3 Compliance with Laws, Regulations, Etc. Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders of any Federal, State or local governmental authority applicable to it.

     9.4 Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

     9.5 Insurance. Borrower shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

     9.6 Financial Statements and Other Information.

     (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to
Lender: (i) within twenty-five (25) days after the end of each fiscal month, monthly and cumulative fiscal year-to-date and, within sixty (60) days after the end of each fiscal quarter, cumulative fiscal quarter unaudited consolidated and consolidating financial statements of Borrower, Holdings and their respective subsidiaries (including in each case cumulative balance sheets, statements of income and loss and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower, Holdings and their respective subsidiaries as of the end of and through such fiscal month and, as applicable, fiscal quarter and cumulative fiscal year-to-date and (ii) within one hundred (100) days after the end of each fiscal year, audited consolidated and consolidating financial statements of Borrower, Holdings, Parent and their respective subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), except that no audited consolidating financial statements shall be required for Holdings or Parent, and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower, Holdings, Parent and their respective subsidiaries as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower, Holdings or Parent, as applicable and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower, Holdings, Parent and their respective subsidiaries as of the end of and for the fiscal year then ended.

     (b) Concurrently with the delivery to Lender of Borrower's financial statements for each of its fiscal quarters and for each of its fiscal years, Borrower shall deliver to Lender a certificate of Borrower's President or Chief Financial Officer setting forth (i) Borrower's Interest Coverage Ratio, Cash Flow Ratio, Cumulative Excess Cash Flow, Consolidated Tangible Net Worth and Utilization Ratio as at the end of such applicable fiscal quarter and fiscal year and the calculation thereof and (ii) the amount of Borrower's Capital Expenditures during such applicable fiscal quarter and year and the calculation thereof.

     (c) Borrower shall promptly notify Lender in writing of the details of (i) any material loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in Borrower's, Holdings' or Old PRN's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

     (d) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which Borrower, Holdings, Parent or Old PRN sends to its stockholders generally and copies of all reports and registration statements which Borrower, Holdings, Parent or Old PRN files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

     (e) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to (i), upon five (5) business days notice to Borrower if there is no Event of Default or, if there is an Event of Default, without notice, any court or other government agency or
(ii) any participant or assignee or (iii), after giving Borrower the name thereof, any prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Lender, at Borrower's expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed of by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

     (f) Borrower shall deliver, or cause to be delivered, to Lender, within one hundred (100) days from the date hereof, opening balance sheets prepared by Borrower and reviewed by independent certified public accountants, which accountants shall be a nationally recognized independent accounting firm selected by Borrower and reasonably acceptable to Lender to the effect that such opening balance sheets have been prepared in accordance with GAAP and present fairly the financial condition of Borrower as of such date, except that, in the event that the date hereof is the Borrower's fiscal year end (i.e., September 30, 1994), then such opening balance sheets shall be certified (as opposed to reviewed) by such independent certified accountants to the effect that such opening balance sheets have been prepared in accordance with GAAP and present fairly the financial condition of Borrower as of such date.

     9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for (i) transactions with Old PRN with respect to Inventory consisting of movable medical equipment pursuant to and on the terms and conditions provided in the Revenue Agreement as presently in effect and (ii) during any year of this Agreement the sale or disposition of worn-out, lost or obsolete goods or goods no longer used in the business of Borrower, having an aggregate sales price of up to $1,000,000 per annum, provided that, all cash proceeds received by Borrower from the sale of such goods are used by Borrower to purchase replacement movable medical equipment or such goods are exchanged for other movable medical equipment having a value reasonably equivalent to the value of the goods so disposed of by Borrower), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing.

     9.8 Encumbrances. Borrower shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) liens and security interests of Lender;
(b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower's business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment and Inventory (including capitalized leases) not included in the Purchased Assets so long as such security interests do not apply to any property of Borrower other than the Equipment or Inventory so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or Inventory so acquired; and (f) capitalized leases included in the Purchased Assets as set forth on Schedule 9.8 hereto.

     9.9 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except:

          (a) the Obligations;

          (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;

          (c) purchase money indebtedness (including capitalized leases) to the extent not incurred or secured by liens (including capitalized leases) in violation of any other provision of this Agreement;

          (d) indebtedness of Borrower to KCI, which indebtedness is not secured by any assets of Borrower and is evidenced by the New PRN Note, which indebtedness is subject to a right of standstill with respect thereto pursuant to a Subordination and Standstill Agreement between Lender and KCI; provided, that: (i) Borrower shall not, directly or indirectly, make any payments in respect of such indebtedness, including, but not limited to, any prepayments or other non-mandatory payments, except that until a KCI Trigger Event shall exist or have occurred and be continuing or would result from any payment to KCI as provided in this Section 9.9(d), Borrower may make (A) regularly scheduled payments of principal and interest in accordance with the terms of the New PRN Note as in effect on the date hereof, and (B) after the payment to Lender of the success fee pursuant to
     Section 3.4 above and the unpaid portion of the closing fee pursuant to
     Section 3.2 above and repayment in full of the Holdings Note, prepayments in respect of principal due under the New PRN Note in an aggregate amount not to exceed the lesser of: (1) fifty (50%) percent of the balance of the net proceeds received from an initial public offering as set forth in
     Section 3.2 above, and (2) $10,000,000 minus any portion of the net proceeds of such initial public offering used to prepay the Holdings Note;
     (ii) Borrower shall not, directly or indirectly,

     (A) amend, modify, alter or change any terms of such indebtedness or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; and (iii) Borrower shall furnish to Lender all notices, demands or other materials concerning such indebtedness either received by Borrower or on its behalf, promptly after receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and

          (e) Indebtedness in connection with the capitalized leases set forth on Schedule 9.8 hereto.

     9.10 Loans, Investments, Guarantees, Etc. Borrower shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States Government, (ii) negotiable certificates of deposit issued by any bank satisfactory to Lender, payable to the order of the Borrower or to bearer and delivered to Lender, and (iii) commercial paper rated A1 or P1; provided, that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments, (c) the guarantee by Borrower of the obligations of Old PRN to Lender under the Old PRN Agreements, (d) the guarantees set forth in the Information Certificate, and (e) the guarantee by Borrower of the Obligations of Holdings to Mass Mutual evidenced by the Mass Mutual Note.

     9.11 Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of capital stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing except that:

          (A) Borrower may declare and pay cash dividends from Borrower's lawfully available funds to Holdings in an aggregate amount not in excess of the (and for the purpose of paying) regularly scheduled payments of principal and interest, but not any prepayments thereof, when due and payable, under terms of the Holdings Note and the Mass Mutual Note as presently in effect, provided, that, (i) no Mass Mutual Trigger Event then exists or would exist after payment of such dividend to fund such payment due and payable under the Mass Mutual Note, and (ii) no KCI Trigger Event then exists or would exist after the payment of any such dividend to fund any such payment due and payable under the Holdings Note; and

        (B) In addition, provided, that, no Event of Default or condition or event which, with notice or the passage of time or both, would constitute and Event of Default then exists or would exist after payment of any dividend as set forth below, Borrower may declare and pay cash dividends to Holdings from Borrower's lawfully available funds, after payment to Lender of any unpaid portion of the closing fee as provided in Section 3.2 above and the mandatory prepayment of the Term Loan for the applicable fiscal quarter or fiscal year as provided in Section 2.1(b)(i) and (ii) above, (i) following the end of each of Borrower's first three (3) fiscal quarters (except that no such dividend shall be paid for Borrower's fiscal quarter ending on December 31, 1994) in each of Borrower's fiscal years, in an amount equal to fifteen (15%) percent of Borrower's Cumulative Excess Cash Flow (as defined in Section 2.1(c) hereof) for the immediately preceding fiscal quarter of Borrower and (ii) following the end of each fiscal year of Borrower, in an amount equal to twenty-five (25%) percent of Borrower's Cumulative Excess Cash Flow for such fiscal year, less the amount of the aggregate dividends for the prior fiscal year of Borrower paid to Holdings as provided in Subsection 9.11(B)(i) above and Section 9.11(A) above.

     9.12 Transactions with Affiliates. Borrower shall not enter into any transaction for the purchase, sale, lease or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than Borrower would obtain in a comparable arm's length transaction with an unaffiliated person, including, without limitation, Borrower entering into the Revenue Agreement as presently in effect and receiving from Old PRN all amounts due thereunder to Borrower, subject to compliance with the provisions of Section 6 above, and, provided, that the Revenue Agreement may not be terminated or amended without the prior written consent of Lender.

     9.13 Consolidated Tangible Net Worth. Borrower shall, at all times, maintain a Consolidated Tangible Net Worth of not less than the following amounts in the periods set forth below:

                                           CONSOLIDATED TANGIBLE NET
                PERIOD                               WORTH
- - ---------------------------------------  ------------------------------
October 1, 1994 to June 30, 1995                $     21,000,000
July 1, 1995 to June 30, 1996                   $     26,000,000
July 1, 1996 to June 30, 1997                   $     33,000,000
July 1, 1997 to June 30, 1998                   $     36,500,000
After June 30, 1998                             $     44,500,000

     9.14 Interest Coverage Ratio. Commencing on December 31, 1994, at the end of each of Borrower's fiscal quarters in each of its fiscal years commencing on or after October 1, 1994, Borrower shall have an Interest Coverage Ratio of not less than 3.5 to 1.0 based upon the calculation thereof for the period from the beginning of such fiscal year to the end of such fiscal quarter.

     9.15 Cash Flow Coverage Ratio. Commencing on December 31, 1994, at the end of each of Borrower's fiscal quarters in each of its fiscal years commencing on or after October 1, 1994, Borrower shall have a Cash Flow Coverage Ratio of not less than 1.0 to 1.0 based upon the calculation thereof from the beginning of such fiscal year to the end of such fiscal quarter.

     9.16 Capital Expenditures. Exclusive of the purchase of Purchased Assets and Capital Expenditures for future purchases of movable medical equipment subject to purchase money security interests, (including capitalized leases) permitted under Section 9.8(e) hereof, commencing on and after October 1, 1994 Borrower shall make additional Capital Expenditures of not less than $3,000,000 in each of its fiscal years and Borrower's Capital Expenditures shall be not less than sixty (60%) percent of the combined Capital Expenditures of Old PRN and Borrower.

     9.17 Utilization Rate. Commencing on December 31, 1994, at the end of each of Borrower's fiscal quarters the Quarterly Utilization Rate of Borrower shall not be less than 35% for such fiscal quarter.

     9.18 Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title insurance and other insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations, plus a per diem charge at the rate of $500 per person per day for Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender and any Participant in connection with any of the foregoing.

     9.19 Further Assurances. At the request of Lender at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

     10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an 'Event of Default', and collectively as 'Events of Default':

          (a) Borrower fails to pay when due any of the Obligations or fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements;

          (b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender;

          (d) any judgment or judgments for the payment of money is rendered against Borrower or any Obligor or Old PRN in excess of $250,000 in any one case or in excess of $400,000 in the aggregate and which shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any material judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or Old PRN or any of their assets;

          (e) Borrower or any Obligor or Old PRN dissolves or suspends or discontinues doing business;

          (f) Borrower or any Obligor or Old PRN becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;

          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or Old PRN or all or any part of its properties and such petition or application is not dismissed within thirty (30) days after the date of its filing or Borrower or any Obligor or Old PRN shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or Old PRN or for all or any part of its property; or

          (i) any default by Borrower or any Obligor or Old PRN under any agreement, document or instrument relating to the Seller Notes, the Mass Mutual Note or any other indebtedness for borrowed money owing to any person other than Lender, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $250,000, with respect to Borrower, Old PRN or any Obligor other than Parent, or $2,500,000 with respect to Parent, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor or Old PRN under any material contract, lease, license or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

          (j) any change in the controlling ownership of Borrower, Old PRN, Holdings or Parent, except that, in the case of Parent, a change in controlling ownership shall not be deemed to occur so long as the controlling ownership of Parent remains with Bernard J. Korman and/or a trust (the 'Rotko Trust') created pursuant to an Agreement of Trust, dated November 18, 1993, for the benefit, during her lifetime, of Bessie G. Rotko, and the Trustees of the Rotko Trust, which are Bessie G. Rotko, Michael J. Rotko, Judith M. Shipon, Lionel Falzer and PNC Bank, N.A. (formerly Provident National Bank);

          (k) termination of the Revenue Agreement or the delivery of any notice by Old PRN or Borrower of its intention to terminate or not to renew or extend the Revenue Agreement;

          (l) termination or nonrenewal of the Old PRN Agreements or the occurrence of an Event of Default (as defined in the Old PRN Agreements) under the Old PRN Agreements;

          (m) the indictment of Borrower or any Obligor or Old PRN under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor or Old PRN, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor or Old PRN;

          (n) there shall be a material adverse change in the business, assets or prospects of Borrower or any Obligor or Old PRN after the date hereof;

          (o) If either,

             (i) Holdings shall maintain a Consolidated Tangible Net Worth of less than the following amounts at all times in the periods set forth below:

                                           CONSOLIDATED TANGIBLE NET
                PERIOD                               WORTH
- - ---------------------------------------  ------------------------------
October 1, 1994 to June 30, 1995                $     21,500,000
July 1, 1995 to June 30, 1996                   $     27,000,000
July 1, 1996 to June 30, 1997                   $     34,000,000
July 1, 1997 to June 30, 1998                   $     38,000,000
After June 30, 1998                             $     46,500,000; or


             (ii) commencing on December 31, 1994, at the end of each of Holdings' fiscal quarters in each of Holdings' fiscal years commencing on or after October 1, 1994, Holdings, on a consolidated basis, shall have an Interest Coverage Ratio of less than 2.0 to 1.0 based upon the calculation thereof for the period from the beginning of such fiscal year to the end of such fiscal quarter; or

             (iii) commencing on December 31, 1994, at the end of each of Holdings' fiscal quarters in each of Holdings fiscal years, commencing on or after October 1, 1994, Holdings, on a consolidated basis, shall have a Cash Flow Coverage Ratio of less than 1.0 to 1.0 based upon the calculation thereof for the period from the beginning of such fiscal year to the end of such fiscal quarter; or

          (p) there shall be an event of default under any of the other Financing Agreements.

     10.2 Remedies.

     (a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

     (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower's expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

     (c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to

Lender for the payment of any deficiency with interest at the highest interest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

     11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

     (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

     (b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).

     (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested.

     (d) BORROWER AND LENDER EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     (e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     11.2 Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     11.3 Amendments and Waivers. Neither this Agreement or the other Financing Agreements nor any provision hereof or thereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

     11.4 Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the other Financing Agreements, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

     11.5 Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, the other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel, except as a result of Lender's gross negligence or willful misconduct. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement and the other Financing Agreements.

SECTION 12. TERM OF AGREEMENT; MISCELLANEOUS

     12.1 Term. This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

     12.2 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

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
     12.3 Partial Invalidity. If any provision of this Agreement or the other Financing Agreements is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement and the other Financing Agreements as a whole, but this Agreement and the other Financing Agreements shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

     12.4 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participations in, all or any part of the Term Loan or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation, and except that Lender will not sell any participations in the Term Loan pursuant to which it does not continue to manage the Term Loan on behalf of the participants.

     12.5 Participant's Security Interest. If a Participant shall at any time participate with Lender in the Loans or other Obligations, Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of Borrower in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct lender.

     12.6 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

                   [Remainder of Page Intentionally Omitted]

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
     IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER                                                    BORROWER
- - --------------------------------------------------------  --------------------------------------------------------
CONGRESS FINANCIAL CORPORATION                            MEDIQ/PRN LIFE SUPPORT SERVICES-I, INC.

By: Kathleen R. Quinn                                     By: Thomas Carroll
Title: Vice-President                                     Title: President

ADDRESS:                                                  CHIEF EXECUTIVE OFFICE:
- - --------------------------------------------------------  --------------------------------------------------------
1133 Avenue of the Americas                               One MEDIQ Plaza
New York, New York 10036                                  Pennsauken, New Jersey 08110

                                                                       EXHIBIT A

                            INFORMATION CERTIFICATE

SCHEDULE 9.8

CAPITALIZED LEASES

                                       34